Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

May 5, 2010

UFP Technologies Announces Strong Q1 Results

Georgetown, Mass., May 5, 2010.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1.5 million or $0.23 per diluted common share outstanding for its first quarter ended March 31, 2010, approximately four times higher than net income of $345,000 or $0.06 per diluted common share outstanding for the same period in 2009.  Sales for the quarter were $28.7 million or 33% higher than 2009 first quarter sales of $21.6 million.

“I am very pleased with our solid start to 2010, which represents our strongest first quarter on record” said R. Jeffrey Bailly, Chairman & CEO of UFP Technologies.  “We enjoyed a significant increase in our bottom line, fueled by a 33% increase in revenue overlaid on a streamlined organization.  The sales increase was driven by added revenue from our three 2009 acquisitions, which are primarily focused on the medical market, and a strong rise in demand from our automotive customers.”

“In these uncertain economic times, our market diversity remains a key strategic advantage, as we can shift our engineering and product development resources to markets with the strongest growth opportunities,” Bailly continued.  “We will continue our efforts to grow both internally and through strategic acquisitions as we work to continuously improve the efficiency of our operations.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies, its participation in multiple markets and its engineering and product development resources, the Company’s growth potential and strategies for growth, and statements about customer demand.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended
	31-Mar-10	31-Mar-09
Net sales	$28,700	$21,608
Cost of sales	21,243	16,665
Gross profit	7,457	4,943
SG&A	5,012	4,392
Operating income	2,445	551
Gain on acquisitions	—	81
Interest expense, other income & expenses	(35)	(77)
Income before income taxes	2,410	555
Income taxes	888	194
Net income from consolidated operations	1,522	361
Net income attributable to noncontrolling interests	(11)	(16)
Net income attributable to UFP Technologies, Inc.	$1,511	$345
Weighted average shares outstanding	5,997	5,713
Weighted average diluted shares outstanding	6,642	6,153
Per Share Data
Net income per share outstanding	$0.25	$0.06
Net income per diluted share outstanding	$0.23	$0.06

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-10	31-Dec-09
	(unaudited)
Assets:
Cash	$17,136	$14,999
Receivables	13,216	14,218
Inventories	7,498	7,647
Other current assets	2,328	1,887
Net property, plant, and equipment	11,671	12,218
Other assets	8,570	8,483
Total assets	$60,419	$59,452
Liabilities and equity:
Short-term debt	$624	$623
Accounts payable	4,865	4,274
Other current liabilities	4,679	6,153
Long-term debt	7,346	7,502
Other liabilities	2,044	1,895
Total liabilities	19,558	20,447
Total UFP Technologies stockholders’ equity	40,484	38,535
Noncontrolling interests	377	470
Total liabilities and stockholders’ equity	$60,419	$59,452